Subordinated Notes Offering March 2017 217 217 217 156 199 206 14 88 196 40 54 88 74 102 172 64 64 64 144 186 255 Free Writing Prospectus Dated March 14, 2017 Filed Pursuant to Rule 433 Registration No. 333-216668

Safe Harbor Statements This presentation has been prepared by Hanmi Financial Corporation (“Hanmi Financial” or the “Company”) solely for informational purposes based on information regarding its operations, as well as information from public sources. This presentation has been prepared to assist interested parties in making their own evaluation of Hanmi Financial and does not purport to contain all of the information that may be relevant or material to an interested party’s investment decision. In all cases, interested parties should conduct their own investigation and analysis of Hanmi Financial, the information set forth in this presentation, the information included in or incorporated by reference into the prospectus and the prospectus supplement referenced below, and other information provided by or on behalf of Hanmi Financial. This presentation does not constitute an offer to sell, or a solicitation of an offer to buy, any securities of Hanmi Financial by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the Securities and Exchange Commission (“SEC”) nor any other regulatory body has approved or disapproved of the securities of Hanmi Financial or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense. Securities of Hanmi Financial are not deposits or insured by the FDIC or any other agency. Except where information is provided as of a specified date, this presentation speaks as of the date hereof. The delivery of this presentation shall not, under any circumstances, create any implication that there has been no change in the affairs of the Company after the date hereof. Certain of the information contained herein may be derived from information provided by industry sources. Hanmi Financial believes that such information is accurate and that the sources from which it has been obtained are reliable. However, Hanmi Financial cannot guarantee the accuracy of such information and has not independently verified such information. The Company cautions that any statements contained herein that are not historical facts are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, those statements about anticipated future operating and financial performance, financial position and liquidity, business strategies, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs and availability, plans and objectives of management for future operations, developments regarding our capital plans, strategic alternatives for a possible business combination, merger or sale transaction, and other similar forecasts and statements of expectation and statements of assumptions underlying any of the foregoing. These statements involve risks and uncertainties that are difficult to predict. You should not rely on any forward-looking statement and should consider risks, such as changes in governmental policy, legislation and regulations, economic climate uncertainty, fluctuations in interest rate and credit risk, competitive pressures, the ability to succeed in new markets, balance sheet management, and other operational factors. Forward-looking statements are based upon the good faith beliefs and expectations of management as of the date of this presentation only and are further subject to additional risks and uncertainties, including, but not limited to, the risk factors set forth in the Company's most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q and other filings with SEC. You are urged to review the Company's SEC filings. The Company disclaims any obligation to update or revise the forward-looking statements herein unless required by applicable law or regulation. 217 217 217 156 199 206 14 88 196 40 54 88 74 102 172 64 64 64 144 186 255

Safe Harbor Statements 217 217 217 156 199 206 14 88 196 40 54 88 74 102 172 64 64 64 144 186 255 Registration Statement Hanmi Financial has filed a registration statement (File No. 333-216668) (including a prospectus) and a prospectus supplement which is preliminary and subject to completion, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and the other documents that Hanmi Financial has filed with the SEC for more complete information about Hanmi Financial and the offering. You may get these documents for free by visiting the SEC web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting; Sandler O’Neill + Partners, L.P. at toll-free 1-866-805-4128 or by emailing syndicate@sandleroneill.com. Neither the SEC nor any state securities commission has determined if this free writing prospectus, or any related prospectus supplement or prospectus, is truthful or complete. Any representation to the contrary is a criminal offense. Use of Non-GAAP Financial Measures In addition to financial measures presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this presentation contains certain non-GAAP financial measures. These non-GAAP financial measures adjust GAAP financial measures to exclude for goodwill and other intangible assets, purchase accounting accretion and merger and integration costs, and other one-time gains or losses which our management uses when evaluating net interest income, net interest margin and efficiency. In addition, we believe that these non-GAAP financial measures facilitate the making of period-to-period comparisons and provides useful supplemental information that is essential to a proper understanding of the Company’s capital strength, adjusted net interest income, adjusted net interest margin and efficiency ratio The specific non-GAAP financial measures used include the ratio of tangible common equity to tangible assets, adjusted net interest income, adjusted net interest margin, the efficiency ratio, and the adjusted pre-tax income. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. Investors should note that, because there are no standardized definitions for the calculations as well as the results, our calculations may not be comparable to other similarly-titled measures presented by other companies. Also, there may be limits in the usefulness of these measures to investors. As a result, we encourage readers to consider our consolidated financial statements in their entirety and not to rely on any single financial measure. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the Appendix to this presentation.

Terms of Proposed Offering Issuer: Hanmi Financial Corporation (NASDAQ: HAFC) Security: Fixed-to-Floating Rate Subordinated Notes Due 2027 Credit Rating: BBB by Kroll Bond Rating Agency Aggregate Principal Amount: $100 million Term: 10 Years Optional Redemption: Optional redemption 5 years after issuance Covenants: Consistent with regulatory requirements for Tier 2 Capital Use of proceeds: General corporate purposes, which may include advances to Hanmi Bank to finance its activities Lead Book Running Manager: Sandler O’Neill + Partners, L.P. Passive Book Running Manager:Keefe, Bruyette & Woods, A Stifel Company 217 217 217 156 199 206 14 88 196 40 54 88 74 102 172 64 64 64 144 186 255

Chicago, IL First Korean American Bank Founded 1982; Nasdaq listed 2001 Expanding to wider Asian American & other demographic communities Attractive customer demographics Leading brand affinity & loyal customer base (44% of customers with bank for 10+ years) New leadership team beginning in 2013 staffed by professionals with significant banking experience in response to crisis management Strong track-record of profitable growth Robust capital and liquidity levels Attractive footprint in densely populated, Korean-American markets 41 branches in CA, TX, IL, VA, and NJ 6 loan production offices in WA, CO, VA, CA, GA, NY Los Angeles, CA Annandale, VA Arlington, TX Hanmi Financial Corporation Profile 217 217 217 156 199 206 14 88 196 40 54 88 74 102 172 64 64 64 144 186 255

Significant Milestones Since 1982 Hanmi Financial Corporation stock listed on NASDAQ 1982 Completed $70 million secondarycommon stock offering First Public Offering of Hanmi Stock through Sutro & Co. 2010 2014 C. G. Kum assumed role as CEO 2012 Completed acquisition of Central Bancorp Hanmi Bank – first Korean American Bank founded Raised $120 million in equity capital 1988 2004 2002 Acquired Banc of California Equipment Leasing Division Romolo Santarosa joined as a Senior EVP & CFO Began Healthcare Lending Division 217 217 217 156 199 206 14 88 196 40 54 88 74 102 172 64 64 64 144 186 255 Bonnie Lee joined as Senior EVP & COO Rebranding of Hanmi Financial Corporation 2006 Completed acquisition of Pacific Union Bank 2008 First Korean-American Bank to launch a Mobile Banking Service 2013 2015 2016 New Leadership

Strategically Focused Branch Platform With Potential for Further Growth in Existing Markets Branches (41) LPOs (6) 217 217 217 156 199 206 14 88 196 40 54 88 74 102 172 64 64 64 144 186 255

Market Demographics and Market Share 217 217 217 156 199 206 14 88 196 40 54 88 74 102 172 64 64 64 144 186 255 Korean-American Banks include Hope Bancorp, Inc., Hanmi Financial Corporation, Woori America Bank, Pacific City Financial Corporation, Shinhan Bank America, Commonwealth Business Bank, Metro City Bank, OP Bancorp, First Intercontinental Bank, Noah Bank, NewBank, New Millennium Bank, NOA Bank, Hana Bancorp, Inc., Uniti Financial Corporation, US Metro Bank, and Ohana Pacific Bank. Source: SNL Financial. Second largest Korean-American Bank in the United States by market capitalization HAFC holds 17.0% of deposits at Korean-American institutions in the United States as of June 30, 2016 HAFC Market Demographics by MSA Korean-American Market¹ Other Asian ethnic groups Geographic expansion Expanding loan portfolio into new specialty products (e.g. healthcare lending and equipment leasing) Further Diversification Initiatives Strategic focus on 1st - 3rd generation immigrant entrepreneurs Continue to provide capital to borrowers throughout the maturity of their lending profile Ideal Customer Profile

Key Highlights Net income was $56.5 million or $1.75 per diluted share, up 5.0% or $0.07 per share from last year reflecting an 8.2% growth in net interest income and a 6.2% decline in noninterest expense Loans receivable of $3.84 billion, up 20.8% from a year ago driven by 2016 loan production of $869.4 million and the $228.2 million lease portfolio acquisition Deposits of $3.81 billion, up 8.5% from last year with money market and savings deposits growing $457.5 million and demand deposits representing 34.1% of total deposits Income Statement Summary Fiscal Year Ended ($ million, except EPS) December 31, 2016 December 31, 2015 Percent Change Net interest income $ 160.2 $ 148.1 8.2% Noninterest income 33.1 47.6 -30.5% Operating revenue 193.3 195.7 -1.2% Noninterest expense 108.2 115.3 -6.2% Provision for loan losses (4.3) (11.6) -62.9% Pretax income 89.4 92.0 -2.8% Income tax expense 32.9 38.2 -13.9% Net income $ 56.5   $ 53.8   5.0%     Reported EPS-Diluted (in $) $ 1.75   $ 1.68   4.2%     Select Balance Sheet Items           Loans $ 3,845 $ 3,183 20.8% Deposits 3,810 3,510 8.5% Total Assets 4,701 4,235 11.0% Stockholders' Equity 531 494 7.5%     Profitability Metrics           Return on average assets 1.29% 1.32% -0.03% Return on average equity 10.89% 11.30% -0.41%     TCE/TA 11.05% 11.63% -0.58%     Net interest margin 3.95% 3.90% 0.05% NIM ex. purchase acct 3.79% 3.47% 0.32% Efficiency ratio ex. M&A 55.83% 57.92% -2.09% 2016 Financial Summary 217 217 217 156 199 206 14 88 196 40 54 88 74 102 172 64 64 64 144 186 255 See Appendix for reconciliation of Non-GAAP Measures.

($ In millions) Strong Earnings Performance ($ In millions) (2) Includes a $47.4 million net tax benefit from the DTA valuation allowance reversal. (1) 217 217 217 156 199 206 14 88 196 40 54 88 74 102 172 64 64 64 144 186 255 (1) Excludes nonrecurring income. See Appendix for reconciliation of Non-GAAP Measures. (2) Excludes purchase accounting. (3) Include purchase accounting, disposition gains on PCI loans, gain on sales of securities, and merger & integration costs. (3) (1) $98.5 $105.6 $115.2 $131.6 $153.2 $20.3 $26.9 $24.3 $30.8 $28.1 $1.4 $0.3 $4.3 $31.3 $11.7 2012 2013 2014 2015 2016 Net Interest Revenue (adjusted) Noninterest Income (Non - GAAP) Net Nonrecurring Income Statement Items

ROAA Strong Historical Profitability * SNL US Bank Index includes all major exchange banks in SNL’s coverage universe. Information as of March 7, 2017. Note: The year ending December 31, 2012 includes a $47.4 million net tax benefit from the DTA valuation allowance reversal. ROAE 217 217 217 156 199 206 14 88 196 40 54 88 74 102 172 64 64 64 144 186 255 New Leadership New Leadership

Net Interest Margin Strong Historical Profitability (Cont’d.) Efficiency ratio for HAFC excludes merger and integration costs. SNL US Bank Index includes all major exchange banks in SNL’s coverage universe. Information as of March 7, 2017. See Appendix for reconciliation of Non-GAAP Measures. Efficiency Ratio ¹ 217 217 217 156 199 206 14 88 196 40 54 88 74 102 172 64 64 64 144 186 255 New Leadership New Leadership

Total Loan Portfolio Composition 217 217 217 156 199 206 14 88 196 40 54 88 74 102 172 64 64 64 144 186 255 Historical Non-Owner Occupied CRE information has been adjusted to include Hotel/Motel loans previously identified as Owner-Occupied CRE. Please see the appendix for detail on owner-occupied CRE

Non-Owner Occupied CRE Loan Concentration¹ 217 217 217 156 199 206 14 88 196 74 102 172 64 64 64 144 186 255 CRE Loans as a % of Risk-Based Capital² Construction Loans as a % of Risk-Based Capital Non-Owner Occupied CRE from 2008 – 2014 have been adjusted to include Hotel/Motel loans previously identified as Owner-Occupied CRE. Please see the appendix for detail on the calculation of CRE. CRE/ Risk-Based Capital defined as commercial real estate loans as outlined in the regulatory agencies guidance on commercial real estate (CRE) as a percent of risk-based capital. Excludes owner-occupied. Please see the appendix for detail on the calculation of CRE. Assumes subordinated notes offering of $100 million. Note: Information represented is for Hanmi Financial Corporation

Credit Culture Fundamentals – Conservative Policies and Monitoring for Enhanced Diligence 217 217 217 156 199 206 14 88 196 40 54 88 74 102 172 64 64 64 144 186 255 Conservative credit culture with well-defined policies and procedures Dual and committee authority structure for loan approval Stress tests performed on DCR and LTV on a quarterly basis for individual loans and the portfolio in aggregate with parallel testing from third party consultants To further its monitoring of commercial real estate, the Board and Management created a CRE Concentration Risk Program that details seven core elements to enhanced monitoring of its portfolio Board and Management Oversight Portfolio Management Management Information Systems Market Analysis Credit Underwriting Standards Portfolio Stress Testing and Sensitivity Analysis Credit Review Function

Net Charge-offs/ Avg. Loans Strong Asset Quality Nonperforming loans consist of nonaccrual loans and leases and loans and leases past due 90 days or more and still accruing; excludes PCI loans. Excludes PCI loans. NPLs¹ / Loans² 217 217 217 156 199 206 14 88 196 40 54 88 74 102 172 64 64 64 144 186 255 New Leadership New Leadership

Allowance for Loan Losses/ Loans HFI Strong Asset Quality (Cont’d.) Allowance for Loan Losses¹ / NPLs² 217 217 217 156 199 206 14 88 196 40 54 88 74 102 172 64 64 64 144 186 255 New Leadership New Leadership Excludes allowance for loan losses on PCI loans. Nonperforming loans consist of nonaccrual loans and leases and loans and leases past due 90 days or more and still accruing; excludes PCI loans.

Texas Ratio 217 217 217 156 199 206 14 88 196 40 54 88 74 102 172 64 64 64 144 186 255 New Leadership Note: Texas Ratio is defined as the sum of nonperforming loans (consisting of nonaccrual loans and leases and loans and leases past due 90 days or more and still accruing, but excluding PCI loans), accruing trouble debt restructurings, OREO and nonperforming loans held for sale divided by the sum of tangible common equity and the allowance for loan losses.

($ In millions) Increasing Core Deposits 217 217 217 156 199 206 14 88 196 40 54 88 74 102 172 64 64 64 144 186 255 Core deposits defined as total deposits less jumbo deposits > $100,000.

Summary of Funding 217 217 217 156 199 206 14 88 196 40 54 88 74 102 172 64 64 64 144 186 255 Excludes brokered deposits, California CDs and local agency deposits. Trust Preferred has a fair value of $19.0 million on HAFC’s balance sheet.

Summary of Securities Portfolio 217 217 217 156 199 206 14 88 196 40 54 88 74 102 172 64 64 64 144 186 255 100% Available-For-Sale No other than temporary impaired charges recognized Average duration of 4.4 years Yield on securities portfolio of 2.15%² All securities are investment grade or better $517.0 million as of December 31, 2016 Collateralized by residential mortgages and guaranteed by U.S. government sponsored entities. Fully taxable equivalent basis ¹

$533M @5.19% $961 million @4.53% $533 million @5.19% Remains well-positioned for a rising interest rate environment $533M @5.19% Rate Sensitive Loan Portfolio 217 217 217 156 199 206 14 88 196 40 54 88 74 102 172 64 64 64 144 186 255 ($ in millions) Amount WAR Variable $1,020.768 4.5699999999999998E-2 Hybrid 1,526.9 4.41E-2 Fixed 1,297.999999999999 4.5999999999999999E-2 Total $3,844.768 4.5199999999999997E-2 * Variable with Floors $166.17099999999999 4.4600000000000001E-2

The Company Strong Regulatory Capital Ratios 217 217 217 156 199 206 14 88 196 40 54 88 74 102 172 64 64 64 144 186 255 See Appendix for reconciliation of Non-GAAP Measures.

The Bank Strong Regulatory Capital Ratios (Cont’d.) 217 217 217 156 199 206 14 88 196 40 54 88 74 102 172 64 64 64 144 186 255 See Appendix for reconciliation of Non-GAAP Measures.

Pro Forma Capital Ratios 217 217 217 156 199 206 14 88 196 40 54 88 74 102 172 64 64 64 144 186 255 The Company The Bank Note: Assumes 92.5% of $100 million in gross proceeds from the offering is downstreamed to the Bank. Assumes 100% risk-weighting of assets.

Historical Interest Coverage 217 217 217 156 199 206 14 88 196 40 54 88 74 102 172 64 64 64 144 186 255 Note: Amount downstreamed to the Bank represents proceeds from the offering excluding estimated offering expenses and the retention of one year of interest payments in cash. Coupon of 5.50% coupon is for illustrative purposes. See Appendix for reconciliation of Non-GAAP Measures. For the Twelve Months Ended 12/31/2014 12/31/2015 12/31/2016 Bank Level Equity $450,573 $491,610 $540,673 Consolidated Equity 453,387 493,918 531,025 Double Leverage Ratio 99.38% 99.53% 101.82% Proposed Subordinated Debt Offering Downstreamed to Bank $92,500 Pro Forma Bank-Level Equity Assuming $92.5 Million Downstreamed to Bank 633,173 Pro Forma Double Leverage Ratio 119.24% Interest Coverage Total Deposit Interest $13,560 $15,410 $16,570 Other Borrowing Interest 473 699 1,704 Total Interest Expense 14,033 16,109 18,274 Pre-tax Income 72,584 92,005 89,388 Less: Nonrecurring Revenue and Expenses 11,374 14,807 4,704 Adjusted Pre-tax Income 61,210 77,198 84,684 Adj. Interest Coverage (including deposit expense) 5.36x 5.79x 5.63x Adj. Interest Coverage (excluding deposit expense) 130.41x 111.44x 50.70x New Holding Company Subordinated Debt Expense (5.50%) 5,500 5,500 5,500 Pro Forma Adj. Interest Coverage (including deposit expense) 3.85x 4.32x 4.33x Pro Forma Adj. Interest Coverage (excluding deposit expense) 10.33x 12.57x 11.99x

Sources of Holding Company Liquidity Hanmi Financial Corporation’s main source of liquidity is dividends from its subsidiary, Hanmi Bank Dividend capacity from the Bank is $22.7 million in retained earnings without prior regulatory approval, as of December 31, 2016 $3.9 million of cash and equivalents at the Holding Company Hanmi Financial Corporation expects to retain one year of interest payments in cash 217 217 217 156 199 206 14 88 196 40 54 88 74 102 172 64 64 64 144 186 255

Summary of Hanmi Financial Corporation 217 217 217 156 199 206 14 88 196 40 54 88 74 102 172 64 64 64 144 186 255 Leading Korean American Bank with long history of serving the Korean American market New leadership team beginning in 2013 staffed by professionals with significant banking experience in response to crisis management Fortified balance sheet with a focus on demand deposits and commercial lending Very strong capital base, credit quality and operating performance Diversified franchise with geographic expansion and product line extension Disciplined acquirer, well-positioned for both organic and M&A growth Proposed debt offering to opportunistically supplement total capital and support growth

Appendix 217 217 217 156 199 206 14 88 196 40 54 88 74 102 172 64 64 64 144 186 255

Board of Directors

Experienced Management Team C.G. Kum President & CEO (40 Years of Experience) ̴ 4 Years at Hanmi C.G. Kum has served as President and Chief Executive Officer of Hanmi Financial Corporation and Hanmi Bank since June 2013. Previously he served as President and Chief Executive Officer of First California Financial Group and its subsidiary First California Bank from September 1999 to May 2013. He also served on the Boards of First California Financial Group and First California Bank. He is a former President of the Board of Directors of Community Bankers of California and former Member of the Board of Directors of California Bankers Association; has served on numerous Boards of non-profit organizations including United Way and Boys Scouts of America of Ventura County. Mr. Kum is a graduate of the University of California at Berkeley, received his Masters Degree in Business Administration from Pepperdine University and is a graduate of the Stonier Graduate School of Banking. 217 217 217 156 199 206 14 88 196 40 54 88 74 102 172 64 64 64 144 186 255 Bonnie I. Lee Senior EVP & COO (31 Years of Experience) ̴ 4 Years at Hanmi Bonita I. Lee is Chief Operating Officer of Hanmi Financial Corporation (“Hanmi”). Prior to joining Hanmi, she was Senior Executive Vice President and Chief Operating Officer of the BBCN Bank and BBCN Bancorp, Inc. (now Bank of Hope and Hope Bancorp, Inc., respectively). She was named Acting President and Chief Operating Officer from February 2013 to April 2013 and led an Executive Council carrying out the duties of the Chief Executive Officer during a management transition period at BBCN Bank. Prior to this, Ms. Lee served as Director and Regional President of the Western Region for Shinhan Bank America from September 2008 to March 2009. Prior to joining Shinhan Bank America, she served as Executive Vice President and Chief Credit Officer at Nara Bank (later BBCN Bank and then Bank of Hope) from April 2005 to September 2008, and as a Member of the Office of the President from March 2006 until September 2008. Ms. Lee also served the Bank as Senior Vice President and Chief Credit Officer from November 2003 to April 2005, Senior Vice President and Credit Administrator from February 2000 to October 2003 and Vice President and Credit Administrator from 1993 to 2000. Prior to joining Nara Bank, Ms. Lee held various lending positions with the former California Center Bank in Los Angeles from 1989 to 1993. Name / Title Background Romolo “Ron” Santarosa Senior EVP & CFO (24 Years of Experience) ̴ 2 Years at Hanmi Ron Santarosa was Executive Vice President and Chief Operating Officer at Opus Bank from June 2013 to June 2015. Mr. Santarosa served as the Senior Executive Vice President, Chief Financial Officer and Chief Operating Officer at First California Financial Group, Inc. and its bank subsidiary, First California Bank, from November 2002 to May 2013. Prior to 2002, Mr. Santarosa served in leadership positions with several financial institutions and was an Audit Senior Manager with Price Waterhouse. Mr. Santarosa graduated from Ithaca College, with a B.S. in Accounting and a Minor in Mathematics.

HAFC Historical Financial Profile Nonperforming loans consist of nonaccrual loans and leases and loans and leases past due 90 days or more and still accruing. Excludes PCI loans. Excludes PCI loans. Source: SNL Financial and Company documents. 217 217 217 156 199 206 14 88 196 40 54 88 74 102 172 64 64 64 144 186 255 Dollar values in millions, except per share amounts For the Year Ended, Quarter Ended 2013Y 2014Y 2015Y 2016Y 2016Q1 2016Q2 2016Q3 2016Q4 Balance Sheet Total Assets $3,054 $4,232 $4,235 $4,701 $4,311 $4,441 $4,402 $4,701 Net Loans 2,177 2,736 3,140 3,812 3,265 3,410 3,514 3,812 Deposits 2,512 3,557 3,510 3,810 3,500 3,589 3,771 3,810 Gross Loans / Deposits 89% 78% 91% 101% 94% 96% 94% 101% Capital Total Equity $400 $453 $494 $531 $511 $525 $531 $531 Tangible Common Equity / Tangible Assets 13.07% 10.67% 11.63% 11.05% 11.82% 11.79% 12.04% 11.05% Tier 1 Capital Ratio 16.26% 14.63% 13.65% 13.02% 14.15% 14.00% 13.89% 13.02% Total Capital Ratio 17.48% 15.89% 14.91% 13.86% 15.37% 15.16% 14.99% 13.86% Earnings & Profitability Net Income $39.86 $49.76 $53.82 $56.49 $14.80 $14.15 $13.12 $14.42 ROAA 1.41% 1.47% 1.32% 1.29% 1.41% 1.32% 1.19% 1.26% ROAE 10.13% 11.79% 11.30% 10.89% 11.92% 10.98% 9.88% 10.84% Asset Quality NPLs¹ / Loans2 1.16% 0.92% 0.60% 0.30% 0.50% 0.36% 0.31% 0.30% NPAs / Assets 0.87% 0.97% 0.65% 0.40% 0.60% 0.54% 0.50% 0.40% Reserves / Loans 2.58% 1.89% 1.35% 0.84% 1.24% 1.15% 1.10% 0.84% NCOs / Average Loans 0.29% (0.06%) (0.07%) 0.18% 0.05% (0.02%) (0.08%) 0.73%

Well-positioned Under Varying Economic Environments 217 217 217 156 199 206 14 88 196 40 54 88 74 102 172 64 64 64 144 186 255 One-year projections

Non-GAAP Reconciliation 217 217 217 156 199 206 14 88 196 40 54 88 74 102 172 64 64 64 144 186 255 Note: Bank level financial information from Hanmi Bank Call Reports. Company Tangible Common Equity As of December 31, ($000) 2008 2009 2010 2011 2012 2013 2014 2015 2016 Stockholders' Equity (GAAP) $263,915 $149,744 $173,256 $285,608 $377,253 $400,077 $453,387 $493,918 $531,025 Less: Intangible Assets (4,950) (3,382) (2,233) (1,533) (1,335) (1,171) (2,080) (1,701) (12,889) Tangible Common Equity (Non-GAAP) $258,965 $146,362 $171,023 $284,075 $375,918 $398,906 $451,307 $492,217 $518,136 Company Tangible Assets As of December 31, ($000) 2008 2009 2010 2011 2012 2013 2014 2015 2016 Assets (GAAP) $3,875,816 $3,162,706 $2,907,148 $2,744,824 $2,881,409 $3,054,379 $4,232,443 $4,234,521 $4,701,346 Less: Intangible Assets (4,950) (3,382) (2,233) (1,533) (1,335) (1,171) (2,080) (1,701) (12,889) Tangible Assets (Non-GAAP) $3,870,866 $3,159,324 $2,904,915 $2,743,291 $2,880,074 $3,053,208 $4,230,363 $4,232,820 $4,688,457 Bank Level Tangible Common Equity As of December 31, ($000) 2008 2009 2010 2011 2012 2013 2014 2015 2016 Total Equity Capital (GAAP) $337,979 $226,093 $249,637 $342,023 $439,986 $382,642 $450,573 $491,610 $540,673 Less: Intangible Assets (6,389) (5,157) (3,339) (3,754) (5,542) (6,834) (15,852) (13,445) (23,445) Tangible Common Equity (Non-GAAP) $331,590 $220,936 $246,298 $338,269 $434,444 $375,808 $434,721 $478,165 $517,228 Bank Level Tangible Assets As of December 31, ($000) 2008 2009 2010 2011 2012 2013 2014 2015 2016 Assets (GAAP) $3,868,533 $3,155,992 $2,900,322 $2,739,569 $2,877,013 $3,048,824 $4,230,522 $4,228,996 $4,695,776 Less: Intangible Assets (6,389) (5,157) (3,339) (3,754) (5,542) (6,834) (15,852) (13,445) (23,445) Tangible Assets (Non-GAAP) $3,862,144 $3,150,835 $2,896,983 $2,735,815 $2,871,471 $3,041,990 $4,214,670 $4,215,551 $4,672,331

Non-GAAP Reconciliation (Cont’d.) 217 217 217 156 199 206 14 88 196 40 54 88 74 102 172 64 64 64 144 186 255 Net Interest Margin Reconciliation For the Year Ending December 31, ($000) 2008 2009 2010 2011 2012 2013 2014 2015 2016 Net Interest Income (GAAP) $134,401 $101,229 $105,874 $99,323 $98,537 $105,633 $122,701 $148,117 $160,197 Taxable Equivalent Adjustment (Non-GAAP) 1,463 1,241 121 116 212 152 73 369 2,040 Net Interest Income (Non-GAAP) $135,864 $102,470 $105,995 $99,439 $98,749 $105,785 $122,774 $148,486 $162,237 Average Earnings Assets (GAAP) $3,653,720 $3,611,009 $2,981,878 $2,752,696 $2,686,425 $2,687,799 $3,163,141 $3,805,877 $4,103,960 Net Interest Margin , FTE (Non-GAAP) 3.72% 2.84% 3.55% 3.61% 3.68% 3.94% 3.88% 3.90% 3.95% Net Interest Income (Non-GAAP) $135,864 $102,470 $105,995 $99,439 $98,749 $105,785 $122,774 $148,486 $162,237 Purchase Accounting Accretion (Non-GAAP) 0 0 0 0 0 0 (7,536) (16,490) (7,038) Adjusted Net Interest Income (Non-GAAP) $135,864 $102,470 $105,995 $99,439 $98,749 $105,785 $115,238 $131,996 $155,199 Adjusted Net Interest Margin (Non-GAAP) 3.72% 2.84% 3.55% 3.61% 3.68% 3.94% 3.65% 3.47% 3.79% Efficiency Ratio Reconciliation For the Year Ending December 31, ($000s) 2008 2009 2010 2011 2012 2013 2014 2015 2016 Noninterest Expense (GAAP) $195,027 $90,354 $101,112 $88,861 $70,611 $70,441 $98,671 $115,328 $108,223 Less: Merger and Integration Costs 0 0 0 0 0 (730) (6,646) (1,971) (312) Noninterest Expense (Non-GAAP) $195,027 $90,354 $101,112 $88,861 $70,611 $69,711 $92,025 $113,357 $107,911 Net Interest Income (GAAP) $134,401 $101,229 $105,874 $99,323 $98,537 $105,633 $122,701 $148,117 $160,197 Noninterest Income (GAAP) $32,854 $32,110 $29,653 $30,889 $21,413 $27,900 $42,296 $47,602 $33,075 Efficiency Ratio Excl. M&A (Non-GAAP) 116.60% 67.76% 74.61% 68.24% 58.87% 52.21% 55.77% 57.92% 55.83%

Non-GAAP Reconciliation (Cont’d.) 217 217 217 156 199 206 14 88 196 40 54 88 74 102 172 64 64 64 144 186 255 Noninterest Income Excluding Nonrecurring Items For the Year Ending December 31, ($000s) 2012 2013 2014 2015 2016 Noninterest Income (GAAP) $21,413 $27,900 $42,296 $47,602 $33,075 Less: Disposition of PCI Loans 0 0 (1,432) (10,167) (4,970) Less: Net Securities Gains (1,396) (1,039) (2,011) (6,611) (46) Less: OTTI Impairment 292 0 0 0 0 Less: Bargain Purchase Gain 0 0 (14,577) 0 0 Noninterest Income (Non-GAAP) $20,309 $26,861 $24,276 $30,824 $28,059 Pre-tax Income Excluding Nonrecurring Items For the Year Ending December 31, ($000s) 2014 2015 2016 Pre-tax Income (GAAP) $72,584 $92,005 $89,388 Less: Disposition of PCI Loans (1,432) (10,167) (4,970) Less: Net Securities Gains (2,011) (6,611) (46) Less: Bargain Purchase Gain (14,577) 0 0 Plus: Merger and Integration Costs 6,646 1,971 312 Adjusted Pre-tax Income (Non-GAAP) $61,210 $77,198 $84,684

Commercial Real Estate Reconciliation 217 217 217 156 199 206 14 88 196 40 54 88 74 102 172 64 64 64 144 186 255 2008 – 2014 have been adjusted to exclude Hotel/Motel loans previously identified as Owner-Occupied CRE. Commercial Real Estate as outlined in the regulatory agencies guidance on commercial real estate (CRE); excludes owner-occupied. Source: HAFC Y-9Cs unless otherwise noted. Includes loans HFS. As of December 31, ($000s) 2008 2009 2010 2011 2012 2013 2014 2015 2016 Commercial Real Estate $2,238,987 $2,008,916 $1,618,998 $1,487,217 $1,614,691 $1,799,338 $2,281,850 $2,509,079 $2,794,110 Memo: Loans Not Secured by RE 19,507 7,635 5,666 3,623 5,197 11,853 9,376 13,009 6,964 Multifamily Loans 63,811 78,330 73,418 61,411 81,129 91,551 102,354 84,391 96,629 Construction & Land Development Loans 178,783 126,350 107,337 58,329 0 0 9,731 23,437 56,156 Total Commercial Real Estate $2,501,088 $2,221,231 $1,805,419 $1,610,580 $1,701,017 $1,902,742 $2,403,311 $2,629,916 $2,953,859 Less: Owner Occupied Commercial Real Estate¹ (922,230) (809,135) (672,673) (602,331) (588,190) (634,580) (743,323) (734,229) (675,780) Total Commercial Real Estate (As Defined)² $1,578,858 $1,412,096 $1,132,746 $1,008,249 $1,112,827 $1,268,162 $1,659,988 $1,895,687 $2,278,079